Exhibit 7.1

STOCK PURCHASE AND STANDSTILL AGREEMENT

Among

DONEGAL MUTUAL INSURANCE COMPANY

and

DONEGAL GROUP INC.

and

GREGORY M. SHEPARD

Relating to

3,675,000 Shares of Class A Common Stock of Donegal Group Inc.

and

400,000 Shares of Class B Common Stock of Donegal Group Inc.

(i)

ARTICLE VIII—PURCHASE PRICE AND CLOSING	6
8.1 Closing Date	6
8.2 Purchase and Sale	6
8.3 Deliveries by the Seller	6
8.4 Deliveries by the Purchasers	6

ARTICLE IX—TERMINATION	7
9.1 Termination	7
9.2 Effect of Termination	7

ARTICLE X—STANDSTILL AGREEMENT OF THE SELLER	8
10.1 Definitions	8
10.2 Standstill Agreement of the Seller	8
10.3 Prompt Filing of Amendment to the Seller’s Schedule 13D	11
10.4 Specific Performance of the Seller’s Standstill Agreement	11

ARTICLE XI—AMENDMENT, WAIVER AND INDEMNIFICATION	12
11.1 Amendment	12
11.2 Extension; Waiver	12
11.3 Survival of Obligations	13
11.4 Indemnification	13

ARTICLE XII—MISCELLANEOUS	14
12.1 Notices	14
12.2 Expenses	15
12.3 Successors and Assigns	15
12.4 Partial Invalidity	15
12.5 Execution in Counterparts	16
12.6 Entire Agreement	16

SIGNATURES

(ii)

STOCK PURCHASE AND STANDSTILL AGREEMENT

THIS STOCK PURCHASE AND STANDSTILL AGREEMENT (this “Agreement”) made and entered into as of this         day of December, 2015 among Donegal Mutual Insurance Company, a Pennsylvania mutual fire insurance company, with its principal offices at 1195 River Road, Marietta, Pennsylvania 17547 (“DMIC”), Donegal Group Inc., a Delaware corporation with its principal offices at 1195 River Road, Marietta, Pennsylvania 17547 (“DGI”, and, together with DMIC, the “Purchasers”), and Gregory M. Shepard, an individual with an address at 7028 Portmarnock Place, Bradenton, Florida 34202 (the “Seller”).

WITNESSETH:

WHEREAS, the Seller owns beneficially 3,675,000 shares of Class A common stock of DGI (the “Class A Shares”) and 400,000 shares of Class B common stock of DGI (the “Class B Shares,” and, together with the Class A Shares, the “Shares”);

WHEREAS, the Seller desires to sell the Shares to the Purchasers pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, the Purchasers desire to purchase the Shares from the Seller on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the Purchasers and the Seller, in consideration of the agreements, covenants and conditions contained in this Agreement, and intending to be legally bound hereby, make the following representations and warranties, give the following covenants and agree as follows:

ARTICLE I

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SELLER

As an inducement to the Purchasers to enter into this Agreement and to consummate the purchase of the Shares this Agreement contemplates, the Seller represents and warrants to the Purchasers and agrees as follows:

1.1 Authority. This Agreement and the sale and purchase of the Shares this Agreement contemplates have been duly approved by all necessary action on the part of the Seller. This Agreement, when executed and delivered by the Seller and assuming the due execution of this Agreement by the Purchasers, will constitute the valid, legal and binding agreement of the Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Neither the execution nor the delivery of this Agreement nor the consummation of the sale and purchase of the Shares this Agreement contemplates, nor compliance with nor fulfillment of the terms and provisions of this Agreement, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which the Seller is a party or by provisions affecting the Seller; (ii) give any party to or with rights under any such instrument, agreement, mortgage, judgment, order, award, decree or other restriction the right to terminate, modify or otherwise change the rights or obligations of the Seller under such instrument, agreement, mortgage, judgment, order, award, decree or other restriction or (iii) require the approval, consent or authorization of or any filing with or notification to any federal, state or local court or Governmental Authority.

1.2 Title to the Shares. The Seller owns the Shares beneficially and, as of the Closing Date, the Seller will own the Shares, free and clear of any liens, claims, encumbrances and restrictions of any kind, and the transfer and delivery of the Shares to the Purchasers as this Agreement contemplates will be sufficient to transfer good and marketable record and beneficial title to all of the Shares to the Purchasers, free and clear of liens, claims, encumbrances and restrictions of any kind and, at the Closing, the Seller will have good and marketable record and beneficial title to the Shares, free and clear of liens, claims, encumbrances and restrictions of any kind. The Seller shall have taken any necessary action not later than two business days prior to the Closing Date to cause any pledgee who holds the Shares (the “Pledgee”) to notify the Purchasers that the Pledgee agrees to release the Shares effective as of the Closing Date to the Purchasers upon the Seller’s simultaneous repayment to the Pledgee of the principal amount of any indebtedness of the Seller to the Pledgee in full plus any accrued interest on any such indebtedness and any other fees in respect of any such indebtedness, simultaneously with the Seller’s receipt of the Purchase Price (as defined in Section 8.2 of this Agreement) for the Shares and the Seller’s repayment to the Pledgee in full of the principal amount of any such indebtedness and all accrued interest and fees in respect of any such indebtedness.

1.3 Representations and Warranties to Be True on the Closing Date. All of the representations and warranties of the Seller set forth in this Article I shall be true and correct on the Closing Date.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF DGI

As an inducement to the Seller to enter into this Agreement and to consummate the sale of the Shares this Agreement contemplates, DGI represents and warrants to the Seller and agrees as follows:

2.1 Corporate Authority. This Agreement and the purchase of the Shares this Agreement contemplates have been duly approved by all necessary corporate action on the part of DGI. This Agreement, when duly executed and delivered by the Seller, DGI and DMIC, will constitute the valid and binding agreement of DGI enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase of the Shares this Agreement contemplates, nor compliance with nor fulfillment of the terms and provisions of this Agreement, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Certificate of Incorporation or By-laws of DGI, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which DGI is a party or by which DGI is bound or any statute or regulatory provisions affecting DGI or (ii) require the approval, consent or authorization of or any filing with or notification to any federal, state or local court or Governmental Authority.

2.2 Availability of Funds to Consummate the Purchase of the Shares. DGI, in conjunction with DMIC, has sufficient available financial resources to pay, in conjunction with DMIC, the Purchase Price for the Shares.

2.3 Representations and Warranties to Be True on the Closing Date. All of the representations and warranties of DGI set forth in this Article II shall be true and correct on the Closing Date.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF DMIC

As an inducement to the Seller to enter into this Agreement and to consummate the sale of the Shares this Agreement contemplates, DMIC represents and warrants to the Seller and agrees as follows:

3.1 Corporate Authority. This Agreement and the purchase of the Shares this Agreement contemplates have been duly approved by all necessary corporate action on the part of DMIC. This Agreement, when duly executed and delivered by the Seller, DMIC and DGI, will constitute the valid and binding agreement of DMIC enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase of the Shares this Agreement contemplates, nor compliance with nor fulfillment of the terms and provisions of this Agreement, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Incorporation or By-laws of DMIC, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which DMIC is a party or by which DMIC is bound or any statute or regulatory provisions affecting DMIC or (ii) require the approval, consent or authorization of or any filing with or notification to any federal, state or local court or Governmental Authority.

3.2 Availability of Funds to Consummate the Purchase of the Shares. DMIC, in conjunction with DGI, has sufficient available financial resources to pay, in conjunction with DGI, the Purchase Price for the Shares.

3.3 Representations and Warranties to Be True on the Closing Date. All of the representations and warranties of DMIC set forth in this Article III shall be true and correct on the Closing Date.

ARTICLE IV

ACTIONS PENDING THE CLOSING DATE

The parties covenant and agree as follows:

4.1 Preserve Accuracy of Representations and Warranties. Each of the Seller, DGI and DMIC shall neither take nor permit any action or fail to take any action that would cause any of their respective representations or warranties in this Agreement not to be accurate as of the Closing Date.

4.2 No Public Announcement. Except for filings with the SEC to report the sale and purchase of the Shares this Agreement contemplates required by provisions of the federal securities laws applicable to the Seller and to the Purchasers and, except as Section 10.3 of this Agreement otherwise provides, neither the Seller nor the Purchasers shall, without the prior written approval of the other, make any press release or other public announcement or filing concerning the sale and purchase of the Shares this Agreement contemplates, except as and to the extent that any such party shall so determine is required by applicable federal securities laws, in which case the other parties to this Agreement shall be advised in advance of such proposed disclosure and be given a reasonable opportunity to comment on such proposed disclosure.

4.3 Receipt of Wire Transfer Instructions from the Seller. Not later than two business days prior to the Closing Date, the Seller shall have delivered to each of the Purchasers instructions sufficient to enable the Purchasers to wire transfer funds constituting the Purchase Price to a bank account of the Seller upon the Closing Date. Such information shall include the name of the bank, the ABA number of the bank, the name of the bank account of the Seller and the number of the bank account of the Seller.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF DGI

The obligations of DGI under this Agreement to purchase and pay, in conjunction with DMIC, for the Shares shall, at the option of DGI, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

5.1 No Misrepresentations or Breach of Covenants and Warranties. There shall have been no material breach by the Seller in the performance of any of the Seller’s covenants in this Agreement, each of the representations and warranties of the Seller contained or referred to in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date and the Seller shall deliver to DGI on the Closing Date a certificate or certificates to that effect, dated the Closing Date, and signed by the Seller.

5.2 Legal Matters. No Order entered or Law promulgated or enacted by any Governmental Authority shall be in effect that would prevent the consummation of the sale and purchase of the Shares this Agreement contemplates and no Proceeding brought by a Governmental Authority shall have been commenced and be pending which seeks to restrain, prevent or materially delay or restructure the sale and purchase of the Shares this Agreement contemplates or which otherwise questions the validity or legality of the sale and purchase of the Shares in accordance with the provisions of this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF DMIC

The obligations of DMIC under this Agreement to purchase and pay, in conjunction with DGI, for the Shares shall, at the option of DMIC, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

6.1 No Misrepresentations or Breach of Covenants and Warranties. There shall have been no material breach by the Seller in the performance of any of his covenants in this Agreement, each of the representations and warranties of the Seller contained or referred to in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date and the Seller shall deliver to DMIC on the Closing Date a certificate or certificates to that effect, dated the Closing Date, and signed by the Seller.

6.2 Legal Matters. No Order entered or Law promulgated or enacted by any Governmental Authority shall be in effect that would prevent the consummation of the sale and purchase of the Shares this Agreement contemplates and no Proceeding brought by a Governmental Authority shall have been commenced and be pending which seeks to restrain, prevent or materially delay or restructure the sale and purchase of the Shares this Agreement contemplates or which otherwise questions the validity or legality of the sale and purchase of the Shares in accordance with the provisions of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

The obligations of the Seller under this Agreement to sell and receive payment for the Shares shall, at the option of the Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

7.1 No Misrepresentations or Breach of Covenants and Warranties. There shall have been no material breach by DMIC or DGI in the performance of any of their respective representations, warranties or covenants in this Agreement and each of the Purchasers shall deliver to the Seller, a certificate or certificates to that effect, dated the Closing Date, and signed on behalf of each of the Purchasers.

7.2 Legal Matters. No Order entered or Law promulgated or enacted by any Governmental Authority shall be in effect which would prevent the consummation of the purchase and sale of the Shares this Agreement contemplates and no Proceeding brought by a Governmental Authority shall have been commenced and be pending which seeks to restrain, prevent or materially delay or restructure the purchase and sale of the Shares this Agreement contemplates or which otherwise questions the validity or legality of the sale and purchase of the Shares in accordance with the provisions of this Agreement.

ARTICLE VIII

PURCHASE PRICE AND CLOSING

8.1 Closing Date. Subject to the fulfillment of the conditions precedent specified in Articles V, VI, and VII, the purchase and sale of the Shares this Agreement contemplates shall be consummated (the “Closing”) at 10:00 a.m., on December 21, 2015 (the “Closing Date”) at the offices of Duane Morris LLP, 30 South 17th Street, Philadelphia, Pennsylvania 19103 or at such other place or such other time as the Purchasers and the Seller shall mutually agree.

8.2 Purchase and Sale. On the Closing Date, the Purchasers shall purchase from the Seller, and the Seller shall sell to the Purchasers, all of the Shares for a purchase price of $16.50 per Class A Share, a total of $60,637,500, and $23.50 per Class B Share, a total of $9,400,000. The total purchase price of the Class A Shares and the Class B Shares is $70,037,500, which amount is referred to in this Agreement as the “Purchase Price”.

8.3 Deliveries by the Seller. As of the Closing Date, the Seller shall deliver all of the Shares electronically through book-entry to the Purchasers, free and clear of any liens, claims or encumbrances of any sort.

8.4 Deliveries by the Purchasers. On the Closing Date, the Purchasers shall make payment of the Purchase Price to the Seller by wire transfer of immediately available funds to such bank account as the Seller shall specify in writing to the Purchasers pursuant to Section 4.3 of this Agreement.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated and the purchase and sale of the Shares abandoned at any time prior to the Closing Date:

(a) by mutual consent of the Purchasers and the Seller;

(b) by either of the Purchasers or by the Seller by one day’s written notice to the Seller or the Purchasers, as the case may be, if the Closing of the sale and purchase of the Shares this Agreement contemplates shall not have been consummated on or before March 31, 2016;

(c) by either of the Purchasers or by the Seller by one day’s written notice to the Seller or the Purchasers, as the case may be, if any of the conditions to such party’s obligations to consummate the sale and purchase of the Shares this Agreement contemplates shall have become impossible to satisfy;

(d) by either of the Purchasers if (i) the Seller is in breach at any time prior to the Closing Date of any of the representations and warranties made by the Seller as though made on and as of such date or (ii) the Seller shall not have performed and complied in all material respects with all covenants this Agreement requires the Seller to perform or comply with on and as of such date, which breach cannot be or has not been cured, in all material respects within 15 days after the giving of written notice thereof by the Purchasers to the Seller; or

(e) by the Seller if either of the Purchasers shall not have performed and complied in all material respects with all respective covenants this Agreement requires the respective Purchasers to perform or comply with on and as of such date, which breach cannot be or has not been cured, in all material respects within 15 days after the giving of written notice thereof by the Seller to the Purchasers.

9.2 Effect of Termination. In the event of the termination of this Agreement by either of the Purchasers or the Seller, as provided in Section 9.1 of this Agreement, this Agreement shall thereafter become void and there shall be no liability on the part of any party to this Agreement to any other party to this Agreement, except that (i) any such termination shall be without prejudice to the rights of any party to this Agreement arising out of the willful breach by any other party of any covenant or agreement contained in this Agreement and (ii) each of the parties to this Agreement shall provide the other party to this Agreement with a copy of any proposed public announcement regarding the occurrence of such termination and a reasonable opportunity to comment on such proposed public announcement prior to its dissemination.

ARTICLE X

STANDSTILL AGREEMENT OF THE SELLER

10.1 Definitions. For purposes of this Agreement:

(a) The terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”); the terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Section 13(d) of the 1934 Act and in Rule 13d-3 promulgated by the SEC under the 1934 Act and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(b) “Board” means the Board of Directors of DGI.

(c) “Common Stock” means the Class A common stock, par value $.01 per share, of DGI and the Class B common stock, par value $.01 per share, of DGI.

(d) The “Standstill Period” means the period that commences on the Closing Date and expires on the 25th anniversary of the date of such Closing Date.

10.2 Standstill Agreement of the Seller. The Seller agrees that, during the Standstill Period, he will not, and he will cause each of his Affiliates or agents or other persons acting on his behalf not to, and will use commercially reasonable efforts to cause his respective Associates not to:

(a) own, directly or indirectly purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership of, or encourage, propose or suggest to any third party that any such person purchase, tender, exchange or otherwise acquire or agree to acquire, directly or indirectly, or through the acquisition of control of another person, any Common Stock or other securities issued by DGI or any securities convertible into or exchangeable for Common Stock or any other equity securities issued by DGI or acquire or own, directly or indirectly, an insurance policy from DMIC or any insurance subsidiary of DGI;

(b) acquire, offer to acquire, solicit an offer to sell, agree to acquire, encourage, propose or suggest to any third party that any third party acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase, tender, exchange or otherwise, any Common Stock or other securities issued by DGI or any subsidiary or division of DGI or of any successor to DGI or any controlling person or any subsidiary or division of DGI or enter into any agreement or arrangement or otherwise act in concert with any other person for the purpose of acquiring, holding or disposing of any Common Stock;

(c) submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the 1934 Act or otherwise) or any notice of nomination or other business for consideration, and will not nominate any candidate for election to the Board or oppose the directors nominated by the Board or induce, or attempt to induce, any other person to initiate any stockholder proposal or participate, directly or indirectly, alone or in concert with others, any solicitation of proxies to vote any shares of the Common Stock at any meeting of the stockholders of DGI or the policyholders of DMIC or any insurance subsidiary of DGI;

(d) seek the removal of any director of DGI or DMIC;

(e) form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the 1934 Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement;

(f) solicit proxies or written consents of stockholders, or otherwise conduct any nonbinding referendum with respect to the Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the 1934 Act to vote, or advise, encourage or influence any person with respect to voting, any shares of Common Stock with respect to any matter, or become a “participant” in any contested “solicitation” for the election of directors with respect to DGI or any controlling person of DGI (as such terms are defined or used under the 1934 Act);

(g) seek to call, or request the call of, a special meeting of the stockholders of DGI or policyholders of DMIC or any insurance subsidiary of DGI, or seek to make, or make, a stockholder proposal at any meeting of the stockholders of DGI or a proposal at any meeting of policyholders of DMIC or make a request for a list of DGI’s stockholders or DMIC’s policyholders or any other books and records of DGI pursuant to Section 220 of the Delaware General Corporation Law or of DMIC pursuant to the Pennsylvania Business Corporation Law or the Pennsylvania Insurance Holding Companies Act or otherwise or otherwise induce or encourage any other person to initiate such proposal or request or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of DGI or DMIC;

(h) effect or seek to effect including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person, offer or propose, whether publicly or otherwise, to effect or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose, whether publicly or otherwise, to effect or participate in (i) any acquisition of record or beneficial ownership of any securities of DGI or rights or options to acquire any securities or beneficial ownership of such securities, or any material assets or businesses, of DGI or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition or other business combination proposal or transaction involving DGI or any of its subsidiaries or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to DGI, any subsidiary of DGI or any controlling person of DGI;

(i) publicly disclose, or cause or facilitate the public disclosure, including, without limitation, the filing of any document or report with the SEC or any other Governmental Authority or any disclosure to any journalist, member of the media or securities analyst, of any intent, purpose, plan or proposal to obtain any waiver or consent under, or any amendment of, any of the provisions of this Section 10.2, or otherwise seek, in any manner that would require public disclosure by the Seller or the Seller’s Affiliates or Associates, to obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or take any action that could require DGI or DMIC to make any public disclosure with respect to any of the matters set forth in this Agreement;

(j) seek to have DGI waive, amend or modify any provisions of DGI’s Certificate of Incorporation or By-laws or to have DMIC waive, amend or modify any provisions of DMIC’s Articles of Association or Bylaws;

(k) enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other person that engages, or offers or proposes to engage, in any of the foregoing;

(l) otherwise act, alone, or in concert with others, to seek to control, advise, change or influence the management, board of directors, governing instruments, policies or affairs of DGI or DMIC;

(m) request DGI, DMIC or their professional advisors, directly or indirectly, to amend or waive any of the provisions of this Agreement;

(n) initiate or participate, by encouragement or otherwise, in any litigation, arbitration or other proceeding against or involving DMIC or DGI or their respective officers or directors, including but not limited to, any derivative litigation any person brings on behalf of DGI or any class action litigation brought against DGI or DMIC;

(o) advise, assist, encourage or finance, or arrange, assist or facilitate financing to or for, any other person in connection with any of the matters this Agreement restricts or otherwise seek to circumvent the restrictions or prohibitions set forth in this Section 10.2;

(p) announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions this Section 10.2 restricts or prohibits, or publicly announce or disclose any request to be excused from any of this restrictions or prohibitions this Section 10.2 imposes on the Seller and any Affiliate of the Seller;

(q) disparage DGI, DMIC or any of their respective officers or directors, including nominees for election as members of the Board, in any public or quasi-public forum;

(r) enter into any discussions, negotiations, agreements or understandings with any third party with respect to any of the matters this Section 10.2 restricts or prohibits, or advise, assist, knowingly encourage or seek to persuade any third party to take any actions or make any statement with respect to any of the foregoing or make any statement inconsistent with any of the restrictions and prohibitions in this Section 10.2; or

(s) take or cause or induce others to take any action inconsistent with any of the foregoing provisions of this Section 10.2.

10.3 Prompt Filing of Amendment to the Seller’s Schedule 13D. The Seller shall promptly file an amendment to the Seller’s Schedule 13D to report the Seller’s entry into this Agreement and shall file this Agreement as an exhibit to such amendment. The Seller shall provide to DGI a reasonable opportunity to review and comment on such amendment in advance of its filing, and the Seller shall consider in good faith the reasonable comments of DGI.

10.4 Specific Performance of the Seller’s Standstill Agreement. The Seller hereby acknowledges and agrees, on behalf of himself and his Affiliates, that (a) irreparable harm to DGI and DMIC would occur in the event the Seller did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breach any of the provisions of this Agreement and (b) money damages would not be an adequate remedy for any such breach. Accordingly, the Seller agrees that DMIC and DGI shall be entitled to specific relief under this Agreement, including, without limitation, an injunction or injunctions to prevent and enjoin any breaches or threatened breaches by the Seller or any Affiliates of the Seller of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court in the State of Delaware, in addition to any other remedy to which DGI and DMIC may be entitled at law or in equity. In the event that DMIC or DGI shall bring any action in equity to enforce this Agreement, the Seller agrees the Seller shall not allege, and the Seller hereby waives, the defense that DMIC or DGI has an adequate remedy at law.

Furthermore, the Seller:

(a) consents to the exclusive personal jurisdiction of the Court of Chancery or other federal or state court of the State of Delaware in the event any dispute between the Seller and the Purchasers arises out of this Agreement and the sale and purchase of the Shares this Agreement contemplates;

(b) agrees that the Seller shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court;

(c) agrees that the Seller shall not bring any action relating to this Agreement or the sale and purchase of the Shares this Agreement contemplates in any court other than the Court of Chancery or other federal or state court of the State of Delaware, and the Seller irrevocably waives the right to trial by jury in any such action;

(d) agrees to waive any bonding requirement under any applicable law, in the event another party to this Agreement seeks to enforce the terms of this Agreement by way of equitable relief; and

(e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the Seller’s address as set forth in Section 12.1 of this Agreement or as applicable law otherwise provides. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING THE VALIDITY, INTERPRETATION AND EFFECT OF THIS AGREEMENT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

ARTICLE XI

AMENDMENT, WAIVER AND INDEMNIFICATION

11.1 Amendment. This Agreement may be amended or modified in whole or in part at any time by an agreement in writing executed in the same manner as this Agreement, provided, however, that no amendment shall be made that changes the terms of this Agreement in any material respect and that requires the further approval or proceedings of any insurance Governmental Authority without such approval having first been obtained or such proceedings having first been completed.

11.2 Extension; Waiver. At any time prior to the Closing Date, any party to this Agreement may:

(a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement;

(b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or

(c) waive compliance with any of the agreements or conditions contained in this Agreement.

Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

11.3 Survival of Obligations. All certifications, representations and warranties made in this Agreement by the Seller and the performance obligations of the Seller under the terms of this Agreement shall survive the Closing Date under this Agreement, notwithstanding any notice of any inaccuracy, breach or failure to perform not waived in writing, and notwithstanding the consummation of the sale and purchase of the Shares this Agreement contemplates with knowledge of such inaccuracy, breach or failure. All representations and warranties this Agreement contains shall terminate one year after the Closing Date; provided that the representations in Section 1.2 of this Agreement relating to the Seller’s title to the Shares shall not expire.

11.4 Indemnification.

(a) The Seller agrees to indemnify and hold harmless the Purchasers from and against any liabilities, losses, costs, deficiencies or damages (“Loss”) and reasonable attorneys’ fees and expenses, court costs and all other reasonable out-of-pocket expenses (“Expense”) the Purchasers incur arising from any claim that the Seller did not convey to the Purchasers good and marketable title to all of the Shares pursuant to this Agreement, provided that with respect to the representations and warranties contained in Section 1.2 of this Agreement relating to the Seller’s title to the Shares, the liability of the Seller to the Purchasers shall not be in excess of the Purchase Price.

(b) If either Purchaser has suffered or incurred any Loss or incurred any Expense, it shall so notify the Seller promptly in writing describing such Loss or Expense, the amount of such Loss or Expense, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provision of this Agreement or any certificate delivered pursuant to this Agreement in respect of which such Loss or Expense shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Person intends to claim any liability or expense as Loss or Expense under this Section 11.4, such Indemnified Person shall promptly notify the Indemnifying Person of such action or suit. The failure of an Indemnified Person to notify the Indemnifying Person promptly of a claim as contemplated by the preceding sentence shall not relieve the Indemnifying Person of its obligations under this Section 11.4 except to the extent that the Indemnifying Person is prejudiced in its defense of such claim as a result of such failure to give prompt notice.

(c) The Indemnified Persons shall have the right to conduct and control, through counsel of their choosing, any third party claim, action or suit and may compromise or settle the same, provided that any of the Indemnified Persons shall give the Indemnifying Person advance notice of any proposed compromise or settlement.

ARTICLE XII

MISCELLANEOUS

12.1 Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be given by confirmed electronic mail or registered mail, postage prepaid, addressed as follows:

if to the Purchasers, to:

Donegal Mutual Insurance Company

1195 River Road, P.O. Box 302

Marietta, Pennsylvania 17547

Attention: Donald H. Nikolaus, President and Chief Executive Officer

Donegal Group Inc.

1195 River Road, P.O. Box 302

Marietta, Pennsylvania 17547

Attention: Kevin G. Burke, President and Chief Executive Officer

with copies to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2808

Attention: Joseph A. Tate, Esq.

Duane Morris LLP

30 South 17th Street

Philadelphia, Pennsylvania 19103

Attention: Frederick W. Dreher, Esq.

if to the Seller, to:

Gregory M. Shepard

7028 Portmarnock Place

Bradenton, Florida 34202

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Christopher S. Harrison, Esq.

or to such other address as the party to whom notice is given may have previously furnished to the other parties in writing in accordance with this Section 12.1.

12.2 Expenses. Each party to this Agreement shall pay its own expenses including, without limitation, legal and accounting fees and expenses incident to the negotiation and preparation of this Agreement and to its performance and compliance with the provisions contained in this Agreement.

12.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns, provided that the rights of the Seller under this Agreement may not be assigned and the rights of the Purchasers may be assigned only (i) to such other business organization which shall succeed to substantially all the assets, liabilities and business of DMIC or DGI, as the case may be, or (ii) to a wholly owned subsidiary of DMIC or DGI, as the case may be, in which event such assignment shall not relieve DMIC or DGI, as the case may be, of any of their respective obligations to the Seller under this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement.

12.4 Partial Invalidity. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained in this Agreement unless the deletion of such provision or provisions would result in such a material change as to cause completion of the sale and purchase of the Shares this Agreement contemplates to be unreasonable or materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

12.5 Execution in Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

12.6 Entire Agreement. This Agreement contains the entire understanding of the parties to this Agreement with regard to the purchase and sale of the Shares and the standstill obligations of the Seller.

IN WITNESS WHEREOF, each party to this Agreement has caused this Agreement to be executed on its behalf all as of the date first above written.

DONEGAL MUTUAL INSURANCE COMPANY

By:
Donald H. Nikolaus, President and Chief Executive Officer

DONEGAL GROUP INC.

By:
Kevin G. Burke, President and Chief Executive Officer

Gregory M. Shepard